UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 8, 2012

Date of Report (Date of earliest event reported)

Actuate Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-24607	94-3193197
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2207 Bridgepointe Parkway

Suite 500

San Mateo, California 94404

(Address of principal executive offices)(Zip Code)

(650) 645-3000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Compensation Committee of the Board of Directors of Actuate Corporation (the “Company”) approved a performance share award with performance vesting and service vesting requirements to certain named executive officers of the Company under the Company’s 1998 Equity Incentive Plan (the “Plan”) effective May 8, 2012. The performance shares will convert into actual shares of the Company’s common stock based on the Company’s level of attainment of a pre-established performance goal measured over the applicable performance period and the individual’s continued service with the Company through each of the applicable service periods.

The performance-vesting requirement is tied to the total shareholder return to the Company’s shareholders for the 2-year performance period beginning January 1, 2012 and ending on December 31, 2013 in relation to the total shareholder return realized for that same period by the companies comprising the S&P SmallCap 600 Index. The actual number of shares of the Company’s common stock into which the performance shares will convert is calculated by multiplying the number of performance shares by a percentage ranging from 0% to 200% based on the actual level at which the applicable performance goal is attained, as certified by the Compensation Committee.

Fifty percent of the performance shares earned on the basis of the Company’s performance will vest based on the executive officer’s continued service with the Company through the completion of the 2-year performance period, and the remainder of those performance shares will vest based on the executive officer’s continued service with the Company through December 31, 2014.

Should the executive officer’s service with the Company terminate prior to the completion of one or more applicable service periods under the award, then the performance shares allocated to those service periods will be forfeited, whether or not the performance goal applicable to those shares is met. However, the performance shares will be subject to accelerated vesting as follows:

-    In the event the executive officer dies, he will vest in all of the shares earned on the basis of the level at which the performance goal is obtained at the end of the 2-year performance period.

-    In the event the executive officer’s employment is terminated by the Company for any reason other than for cause following the expiration of the 13-month period measured from the award date, but during the period commencing with the Company’s execution of a definitive agreement to effect a change in control of the Company and ending on the earlier to occur of (i) the closing of such change in control or (ii) the termination of such definitive agreement (the “Pre-Closing Period”), the Participant will immediately vest in all of the performance shares subject to the award at such time. In the event such termination occurs prior to December 31, 2013, the number of performance shares that vest on an accelerated basis will be determined based on the level at which the performance goal is attained over an abbreviated performance period ending with the effective date of the executive officer’s termination of employment.

-    In the event of a change in control of the Company prior to the completion of the 2-year performance period, the level at which the total shareholder return goal is attained will be measured over an abbreviated performance period ending with the effective date of the change in control, and the number of performance shares to be earned pursuant to the award will be determined based on that performance. A pro-rated number of those performance shares will immediately vest based on the number of months that have elapsed in the 2-year performance period. The remaining performance shares will vest on December 31, 2013, subject to the executive officer’s continued service through such date.

-    In the event the executive officer’s employment terminates under certain prescribed circumstances within twelve (12) months following the effective date of change in control transaction, the executive officer will immediately vest in all of the performance shares subject to the award on his termination date.

An executive officer may elect to defer the receipt of any shares of the Company’s common stock into which the performance shares may convert to a later date by submitting a deferral election form to the Company within a specified time period. In the absence of such deferral, the performance shares that vest under each performance share award will be issued on the applicable vesting date.

The table below summarizes the 2012 performance share awards made to the executive officers:

	Performance Share Award
Name and Title	Minimum Number of Actual Shares	Number of Performance Shares	Maximum Number of Actual Shares
Peter I. Cittadini	0	160,000	320,000
Chief Executive Officer and President
Daniel A. Gaudreau	0	75,000	150,000
SVP Operations and Chief Financial Officer

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Form of Restricted Stock Unit Award Agreement – Performance Vesting

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Actuate Corporation

Date: May 8, 2012	By:	/s/ Peter I. Cittadini
	Name:	Peter I. Cittadini
	Title:	President and Chief Executive Officer